                                                                  EXECUTION COPY





                            NOTE PURCHASE AGREEMENT

                         dated as of November 6, 1996

                                by and between

                    SKYLINE MULTIMEDIA ENTERTAINMENT, INC.

                                      and

                   PROSPECT STREET NYC DISCOVERY FUND, L.P.

                               TABLE OF CONTENTS

ARTICLE I
     SALE OF NOTE; CLOSING
   1.1    Purchase and Sale .........................................   1
   1.2    Purchase Price ............................................   1
   1.3    Closing ...................................................   1
   1.4    Exchange of Notes .........................................   2

ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
   2.1    Organization of the Company ...............................   2
   2.2    Power and Authority .......................................   2
   2.3    Capital Stock .............................................   3
   2.4    Subsidiaries ..............................................   3
   2.5    No Conflicts ..............................................   4
   2.6    Governmental Approvals and Filings ........................   4
   2.7    SEC Documents .............................................   4
   2.8    Absence of Changes ........................................   5
   2.9    No Undisclosed Liabilities ................................   7
   2.10   Taxes .....................................................   7
   2.11   Legal Proceedings .........................................   8
   2.12   Brokers ...................................................   9
   2.13   New York City Advanced Technology Company;
          Small Business Matters ....................................   9
   2.14   Exemption from Registration; Restrictions
          on Offer and Sale of Same or
          Similar Securities ........................................   9
   2.15   Disclosure ................................................   9

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF PURCHASER
   3.1    Organization ..............................................  10
   3.2    Power and Authority .......................................  10
   3.3    Governmental Approvals and Fi1ings ........................  10
   3.4    Legal Proceedings .........................................  10
   3.5    Purchase for Investment ...................................  11
   3.6    Brokers ...................................................  11

ARTICLE IV
     COVENANTS OF THE COMPANY
   4.1    SBA Matters; Use of Proceeds ..............................  11
   4.2    Certain Expenses ..........................................  12
   4.3    Economic Impact Information ...............................  12
   4.4    Financial Statements and Reports; Inspection ..............  12


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


ARTICLE V
     CONDITIONS TO OBLIGATIONS OF PURCHASER
   5.1    Representations and Warranties ............................  13
   5.2    Performance ...............................................  13
   5.3    Officers' Certificates ....................................  13
   5.4    Orders and Laws ...........................................  13
   5.5    Regulatory Consents and Approvals .........................  14
   5.6    Third Party Consents ......................................  14
   5.7    Opinion of Counsel ........................................  14
   5.8    Good Standing Certificates ................................  14
   5.9    Operative Agreements ......................................  15
   5.10   Guarantee .................................................  15
   5.11   Proceedings ...............................................  15

ARTICLE VI
     CONDITIONS TO OBLIGATIONS OF THE COMPANY
   6.1    Representations and Warranties ............................  15
   6.2    Performance ...............................................  15
   6.3    Officers' Certificates ....................................  15
   6.4    Orders and Laws ...........................................  16
   6.5    Regulatory Consents and Approvals .........................  16
   6.6    Third Party Consents ......................................  16
   6.7    Operative Agreements ......................................  16
   6.8    Proceedings ...............................................  16

ARTICLE VII
     SURVIVAL OF REPRESENTATIONS, WARRANTIES,
     COVENANTS AND AGREEMENTS
   7.1    Survival of Representations, Warranties,
          Covenants and Agreements...................................  16

ARTICLE VIII
     INDEMNIFICATION
   8.1    Indemnification ...........................................  17
   8.2    Method of Asserting Claims ................................  18

ARTICLE IX
     DEFINITIONS
   9.1    Definitions ...............................................  19

ARTICLE X
     MISCELLANEOUS
  10.1    Notices ...................................................  26
  10.2    Entire Agreement ..........................................  27
  10.3    Expenses ..................................................  27
  10.4    Public Announcements ......................................  27
  10.5    Confidentiality ...........................................  28
  10.6    Further Assurances; Post-Closing Cooperation ..............  28
  10.7    Waiver ....................................................  28

  10.8    Amendment .................................................  29
  10.9    No Third Party Beneficiary ................................  29
  10.10   No Assignment; Binding Effect .............................  29
  10.11   Headings ..................................................  29
  10.12   Invalid Provisions ........................................  29
  10.14   Counterparts ..............................................  30

      NOTE PURCHASE AGREEMENT, dated as of November 6, 1996, between PROSPECT STREET NYC DISCOVERY FUND, L.P., a Delaware limited partnership ("Purchaser"), and SKYLINE MULTIMEDIA ENTERTAINMENT, INC., a New York corporation (the "Company").

      WHEREAS, the Company wishes to obtain financing and Purchaser desires to provide such financing to the Company; and

      WHEREAS, capitalized terms not otherwise defined herein have the meanings set forth in Section 9.1,

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                              SALE OF NOTE; CLOSING

      1.1 Purchase and Sale. The Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, a Demand Promissory Note in the form attached as Exhibit A hereto (the "Note") in the initial principal amount of $1,500,000 at the Closing on the terms and subject to the conditions set forth in this Agreement.

      1.2 Purchase Price. The aggregate purchase price for the Note being purchased hereunder is $1,500,000 (the "Purchase Price"), payable in cash in the manner provided in Section 1.3.

      1.3 Closing. The Closing will take place contemporaneously with the execution and delivery hereof at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other place as Purchaser and the Company mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as the Company may reasonably direct by written notice delivered to Purchaser by the Company at least two (2) Business Days before the Closing Date. Simultaneously, the Company will issue to Purchaser the Note, registered in the name of Purchaser or any designee thereof, free and clear of all Liens. At the Closing, there shall also be delivered to the Company and Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles V and VI.

      1.4 Exchange of Notes. In the event that the Company and Purchaser consummate, within sixty (60) days of the Closing hereunder, the Subordinated Note Commitment financing referred to in Section 1 of the letter of intent, dated October 23, 1996, between the Company and Purchaser, the principal amount of the Note then outstanding will be exchanged for the same principal amount of Senior Subordinated Notes and Warrants contemplated by such letter of intent, all as may be provided in any definitive documentation entered into by Purchaser and the Company.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Purchaser as follows:

      2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Section 2.1 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted will not have a material adverse effect on the Business or Condition of the Company. The Company has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

      2.2 Power and Authority. The Company has the full corporate power and authority to execute and deliver this Agreement and the Operative Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to issue and sell (pursuant to this Agreement) the Note. The execution and delivery by the Company of this Agreement and the Operative Agreements to which it is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action of the Board of Directors of the Company, which action of the Board of Directors is the only corporate action necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Operative Agreements. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

      2.3 Capital Stock. The authorized capital stock of the Company consists of 19,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), 1,000,000 shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock") and 5,000,000 shares of Preferred Stock, par value $.00l per share ("Preferred Stock"), of which 1,495,000 shares, 960,000 shares and 1,090,909 shares, respectively, are duly authorized, validly issued, outstanding, fully paid and nonassessable, and have been issued in compliance with applicable federal and state securities laws. Except for this Agreement, as disclosed in Section 2.3 of the Disclosure Schedule and as disclosed in Note I to the audited financial statements for the Company's fiscal year ended June 30, 1996 included in the SEC Documents, there are no outstanding Options with respect to the Company. With respect to each Option, Section 2.3 of the Disclosure Schedule or Note I to the audited financial statements for the Company's fiscal year ended June 30, 1996 included in the SEC Documents sets forth the number of securities issuable thereunder and the current exercise price therefor. There are no preemptive rights or agreements, arrangements or understandings to issue pre-emptive rights with respect to the issuance or sale of the Company's capital stock. On the Closing Date, the delivery of the Note to the Purchaser will transfer to Purchaser good and valid title to the Note, free and clear of all Liens. Neither the execution, delivery or performance by the Company of this Agreement nor the issuance of the Note, give rise to or result in (with or without notice, lapse of time, or both) any antidilution adjustment, acceleration of vesting or other change under or to any Option, except as disclosed in Section 2.3 of the Disclosure Schedule.

      2.4 Subsidiaries. Section 2.4 of the Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Except as listed in Section 2.4 of the Disclosure Schedule, each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted will not have a material adverse effect on the Business or Condition of the Company. Section 2.4 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized and outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company free and clear of all Liens. Except as disclosed in Section 2.4 of the Disclosure Schedule, there are no outstanding Options with respect to any Subsidiary. The name of each director and officer of each Subsidiary on the date hereof, and the position with such Subsidiary held by each, are listed in Section 2.4 of the Disclosure Schedule. The Company has prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof. Except for the Subsidiaries and as listed in Section
2.4 of the Disclosure Schedule, the Company does not own, and has not heretofore owned, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any Person.

      2.5 No Conflicts. The execution and delivery by the Company of this Agreement do not, and the execution and delivery by the Company of the Operative Agreements to which it is a party, the performance by the Company of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

      (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary;

      (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties;

      (c) except as disclosed in Section 2.5 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any Contract or License to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound; or

      (d) except as disclosed in Section 2.5 of the Disclosure Schedule, result in creation or imposition of any Lien upon the Company or any Subsidiary or any of their respective Assets and Properties.

      2.6 Governmental Approvals and Filings. Except as disclosed in Section 2.6 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, including, without limitation, for purposes of maintaining the listing of the Company's securities on the National Association of Securities Dealers Automated Quotation System.

      2.7 SEC Documents. The Company has made available to Purchaser a true and complete copy of each report, schedule, form, statement and other document filed by the

Company with the SEC (as such documents have since the time of their filing been amended, the "SEC Documents") which are all the documents that the Company was required to file with the SEC through the date hereof. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act, or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents currently contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto. Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP (except, in the case of the unaudited statements, for the omission of normal year end adjustments and footnote disclosures) consistently applied throughout the periods involved, are true and correct in all material respects, and fairly present the consolidated financial condition, results of operations, changes in stockholders' equity and cash flow of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby. Except for those Subsidiaries listed in Section 2.7 of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 2.7 have been, consolidated with those of the Company.

      2.8 Absence of Changes. Since June 30, 1996 there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Business or Condition of the Company. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except as disclosed in Section 2.8 of the Disclosure Schedule or the SEC Documents, there has not occurred since June 30, 1996:

       (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

      (ii) any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of or Option with respect to the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

      (iii) other than pursuant to the terms of existing employment contracts
    (x) any increase in the salary, wages or other compensation of any officer,

    employee or consultant of the Company or any Subsidiary whose annual salary is, or after giving effect to such change would be, $50,000.00 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment Contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

      (iv) (A) incurrences by the Company or any of the Subsidiaries of Indebtedness in an aggregate principal amount exceeding $50,000.00 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary (in either case other than any Indebtedness of the Company or a Subsidiary owing to the Company or a wholly-owned Subsidiary);

      (v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any Subsidiary in an aggregate amount exceeding $50,000.00;

      (vi) any write-off or write-down of or any determination to write off or down any of the Assets and Properties of the Company or any Subsidiary in an aggregate amount exceeding $50,000.00;

      (vii) any acquisition of any Assets and Properties of any Person or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary;

      (viii) any entering into, amendment, modification; termination (partial or complete) or granting of a waiver under or giving any consent with respect to any material Contract or material License to which the Company or any Subsidiaries is a party held by the Company or any Subsidiary;

      (ix) any capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an aggregate amount exceeding $50,000.00;

      (x) any commencement or termination by the Company or any Subsidiary of any line of business;

      (xi) any transaction by the Company or any Subsidiary with any officer, director, Affiliate or Associate of the Company, other than pursuant to any Contract in effect on June 30, 1996 or other than pursuant to any contract of employment;


      (xii) any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any Business Combination not otherwise restricted by the foregoing paragraphs; or

      (xiii) any change in the accounting methods or procedures of the Company or any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

      2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the audited financial statements for the Company's fiscal year ended June 30, 1996 included in the SEC Documents or in the notes thereto or as disclosed in
Section 2.9 of the Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996 and other Liabilities which in the aggregate are not material to the Business or Condition of the Company and are not for tort or for breach of contract.

      2.10 Taxes. (a) Except as disclosed in Section 2.10 of the Disclosure Schedule, all Tax Returns required to have been filed by or with respect to the Company or any Subsidiary have been duly filed, and each such Tax Return correctly and completely reflects, in all material respects, the income, franchise or other Tax liability and all other information required to be reported thereon. Except as disclosed in Section 2.10 of the Disclosure Schedule, all Taxes owed by the Company or any Subsidiary have been paid.

      (b) Except as disclosed in Section 2.10 of the Disclosure Schedule, the provisions for Taxes due by the Company or any Subsidiary in the audited financial statements for the Company's fiscal year ended June 30, 1996 included in the SEC Documents are sufficient for all unpaid Taxes, being current Taxes not yet due and payable, whether or not disputed, of the Company and its Subsidiaries.

      (c) Neither the Company nor any Subsidiary is a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

      (d) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

      (e) There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any taxing authority or (ii) otherwise known to the Company. Section 2.10 of the Disclosure Schedule indicates those Tax Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. The Company has delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company or any of its Subsidiaries since the incorporation of the Company.

      (f) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

      (g) Except as disclosed in Section 2.10 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written ruling related to Taxes or entered into any written and legally binding agreement with a taxing authority relating to Taxes.

      (h) Neither the Company nor any Subsidiary has liability for Taxes of any person other than the Company or its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

      (i) Except as disclosed in Section 2.10 of the Disclosure Schedule, there currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company ("Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v)
Section 1.1502-15 and Section 1.1502-15A of the Treasury regulations or (vi)
Section 1.l502-2l and Section 1.1502-21A of the Treasury regulations, in each case treating any proposed provision as if it were currently in effect.

      (j) At June 30, 1996, the Company had aggregate Tax Losses for federal income Tax purposes with expiration dates as disclosed in the SEC Documents.

      2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule, there are no Actions or Proceedings pending or, to the knowledge of the Company and the Subsidiaries, threatened against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to the Company or a Subsidiary, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by the Company or any Subsidiary, individually, or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $50,000.00.

      2.12 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Purchaser without the intervention of any Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

      2.13 New York City Advanced Technology Company; Small Business Matters. The Company is a New York City Advanced Technology Company. The Company, together with its "affiliates" (as that term is defined in 13 CFR, ss.121.401), is a "Small Business" within the meaning of the SBA Regulations, including 13 CFR ss.121.103. The Standard Industrial Classification Code of the Company is ______. The information regarding the Company and its affiliates set forth in the SBA Form 480, Form 652 and Section A of Form 1031 is accurate and complete. Copies of such forms shall have been completed by the Company and delivered to Purchaser at the Closing. Neither the Company nor any Subsidiary presently engages in any activities for which an SBIC is prohibited from providing funds by SBA Regulations, including 13 CFR ss.107.804 and ss.107.901. The Company has not received any "Financing" (as defined in the SBA Regulations) from any SBIC, other than Purchaser.

      2.14 Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchaser set forth in Section 3.5 hereof are true and correct in all material respects, the offer and sale of the Note made pursuant to this Agreement is exempt from the registration requirements of the 1933 Act. Neither the Company nor any Person authorized to act on its behalf has, in connection with the offering of the Note, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the 1933 Act), (B) any action involving a public offering within the meaning of section 4(2) of the 1933 Act, or (C) any action that would require the registration under the 1933 Act of the offering and sale of the Note pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of the Note or of securities of the same or a similar class as the Note if as a result the offer and sale of the Note contemplated hereby could fail to be entitled to exemption from the registration requirements of the 1933 Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the 1933 Act.

      2.15 Disclosure. To the knowledge of the Company, all material facts regarding the Business or Condition of the Company have been disclosed to Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement (including without limitation the SEC Documents and the financial Statements contained therein), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Company as follows:

      3.1 Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

      3.2 Power and Authority. The Purchaser has the full partnership power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of the General Partner of Purchaser, no other partnership action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

      3.3 Governmental Approvals and Filings. Except for such filings as are required under the SBA Act or SBA Regulations, or under the Exchange Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

      3.4 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      3.5 Purchase for Investment. The Note will be acquired by Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Note in violation of the 1933 Act, it being understood that the right to dispose of the Note shall be entirely within the discretion of Purchaser. Purchaser represents and warrants that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the

1933 Act. Purchaser will refrain from transferring or otherwise disposing of the Note, or any interest therein, in such manner as to cause the Company to be in violation of the registration requirements of the 1933 Act or applicable state securities or blue sky laws. The Purchaser understands that the Notes have not been registered under the 1933 Act in reliance on an exemption therefrom under
Section 4(2) of the 1933 Act and Regulation D thereunder and that the Note shall bear the following legend:

          "THIS SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR
          (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS."

      The Company shall remove such legend upon receipt of an opinion from counsel to the Purchaser, reasonably satisfactory in form and substance to counsel to the Company, that the requirements for such legend have terminated.

      3.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

      4.1 SBA Matters; Use of Proceeds. The Company agrees to cooperate with Purchaser in the preparation and filing of any documentation required pursuant to the SBA Act and the SBA Regulations including, but not limited to, SBA Forms 480, 652 and 1031 and a list of (a) the name of each of the directors of the Company as of the Closing, (b) the name and title of each of the officers of the Company as of the Closing and (c) after giving effect to the transactions contemplated by this Agreement, the name of each of the record holders of the Company setting forth the number and class of shares held. The Company shall not, directly or indirectly, use any of the proceeds received from the Purchaser hereunder to engage in any activities with respect to which an SBIC is prohibited from providing funds by the SBA Act or the SBA Regulations including without limitation 13 CFR Section 107.720.

      4.2 Certain Expenses. (a) The Company has paid to Purchaser a $15,000 application fee, to be refunded only to the extent that the fees and expenses of Purchaser incurred in connection herewith are less than such amount and then only in the event that the Closing hereunder fails to occur.


      (b) At the Closing, the Company will pay the Purchaser a nonrefundable $30,000 closing fee.

      (c) At the Closing, the Company will pay any out-of-pocket expenses (including, without limitation, legal fees and expenses) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby. The Company shall not be obligated to pay the costs and expenses of Purchaser's counsel incurred in connection with the negotiation, execution and delivery hereof in excess of $40,000 in the aggregate.

      4.3 Economic Impact Information. For so long as the Purchaser holds any Preferred Stock, Common Stock, Notes or other securities of the Company, promptly after the end of each fiscal year (but in any event prior to January 31 of each year) the Company shall deliver to the Purchaser a written assessment of the economic impact of the Purchaser's investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of such investment on the business of the Company in terms of revenue and profits of the Company's business and on taxes paid by the Company and its employees.

      4.4 Financial Statements and Reports; Inspection. For so long as the Purchaser holds any Preferred Stock, Common Stock, Notes or other securities of the Company, as promptly as practicable, and in no event later than the presentation of the following materials to the Company's management or the filing thereof with the SEC, the Company will deliver to the Purchaser true and complete copies of all reports filed with the SEC and all such other financial statements, reports and analyses as may be prepared or received by the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Purchaser may otherwise reasonably request. For so long as the Purchaser holds any Preferred Stock, Common Stock, Notes or other securities of the Company, the Company will furnish the Purchaser with the following information certified by the Company's chief executive officer, president, treasurer or chief financial officer within 120 days after and as at the close of each fiscal year of the Company: (i) a statement that the Company and its "affiliates" (within the meaning ascribed thereto in 13 CFR Section 121.103) is eligible for Financing under the SBIC Regulations and (ii) a statement verifying the use of the proceeds received hereunder (including the intended use of any such unused proceeds as of the date of such certification), until all of the proceeds received hereunder have been used by the Company and its Subsidiaries. At the request of the Purchaser, the Company will permit the Purchaser and/or the SBA and/or any Person designated by the Purchaser to inspect any of the properties, corporate books and financial records of the Company and its Subsidiaries, to discuss their respective affairs and finances with the responsible officers of the Company and its Subsidiaries and to make extracts from the copies of such books and records, all at such time as the Purchaser may reasonably request, including, but not limited to, for purpose of verifying information provided to the Purchaser and required by the SBA.

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

      5.1 Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (if not qualified by materiality or material adverse effect) and in all respects (if qualified by materiality or material adverse effect) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date.

      5.2 Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be performed or complied with by the Company at or before the Closing.

      5.3 Officers' Certificates. The Company shall have delivered to Purchaser a certficate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of the Company, substantially in the form and to the effect of Exhibit B hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit C hereto.

      5.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Subsidiary or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby, declare unlawful the transactions or events contemplated by this Agreement or present a risk of damages to the Purchaser.


      5.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Company to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser,
(c) shall not impose any limitations or restrictions on Purchaser, (d) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (e) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

      5.6 Third Party Consents. The consents (or in lieu thereof waivers) disclosed in Section 5.6 of the Disclosure Schedule, and all other consents (or in lieu thereof waivers) to the performance by Purchaser and the Company of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

      5.7 Opinion of Counsel. Purchaser shall have received the opinion of Rosenman & Colin, counsel to the Company, dated the Closing Date, which opinion shall be reasonably satisfactory in all respects to Purchaser.

      5.8 Good Standing Certificates. The Company shall have delivered to Purchaser (a) copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of the Company and each Subsidiary certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation, (b) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation to the effect that each of the Company and the Subsidiaries is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company and such Subsidiaries on file, and (c) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company and the Subsidiaries are qualified or admitted to do business to the effect that the Company or the applicable Subsidiary is duly qualified or admitted and in good standing in such jurisdiction.

      5.9 Operative Agreements. Each Operative Agreement shall have been duly executed and delivered by the respective parties thereto other than the Purchaser and shall be in full force and effect.

      5.10 Guarantee. The Purchaser shall have received a Guarantee, in the form of Exhibit D, duly executed by Mr. Zalman Silber, pursuant to which Mr. Silber shall have guaranteed the obligations of the Company under this Agreement and the Operative Documents.

      5.11 Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

      6.1 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was on and as of the Closing Date.

      6.2 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

      6.3 Officers' Certificates. Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of the General Partner of Purchaser, substantially in the form and to the effect of Exhibit E hereto.

      6.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

      6.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Company and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred.

      6.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Company of its obligations hereunder and to the consummation of the transactions contemplated hereby as are required under any Contract to which the Company is a party (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

      6.7 Operative Agreements. The Stockholders Operative Agreements to which Purchaser is a party shall have been duly executed and delivered by the Purchaser and shall be in full force and effect.

      6.8 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident hereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

      7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any condition to Closing, the Company and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of the Company and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.4 (but only insofar as it relates to the capital stock of the Subsidiaries), 2.12, 2.13, 2.14, 2.15 (to the extent it relates to the foregoing enumerated sections), 3.2 and 3.6, (b) until sixty (60) calendar days after the expiration of all applicable statutes of limitation

(including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.10 and Section 2.15 (to the extent it relates to Section 2.10), (c) until the second anniversary of the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (d) with respect to each other covenant or agreement contained in this Agreement; for sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article VIII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VIII, but only with respect to matters described in the Claim Notice or Indemnity Notice.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 Indemnification.

      (a) The Company shall indemnify Purchaser and its general partner and limited partners and the officers, directors, employees, agents and Affiliates of each of them, in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of, or relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company contained in this Agreement (provided that for any representation or warranty that is qualified by "material", "materiality" or "material adverse effect", a breach of such representation or warranty shall be determined as if the terms "material", "materially" or "material adverse effect" were not included therein).

      (b) Purchaser agrees to indemnify the Company and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of

Purchaser contained in this Agreement (provided that for any representation or warranty that is qualified by "material", "materiality" or "material adverse effect", a breach of such representation or warranty shall be determined as if the terms "material", "materially" or "material adverse effect" were not included therein).

      8.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.1 will be asserted and resolved as follows:


      (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying Party within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

      (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified

Party shall not settle, compromise or discharge such Third Party Claim without the Indemnifying Party's prior written consent, which consent will not be unreasonably withheld. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim without (other than any such Third Party Claim in which criminal contact is alleged) the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

      (c) In the event any Indemnified Party should have a claim under Section
8.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

      (d) The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at law or in equity, under federal and state securities laws, by separate agreement (including without limitation the Operative Agreements) or otherwise.

                                   ARTICLE IX

                                   DEFINITIONS

      9.1 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

      "1933 Act" means the Security Act of 1933, as amended, and the rules and regulations thereunder.

      "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

      "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that

Person, (b) any other Person that owns or controls (i) 5% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

      "Agreement" means this Note Purchase Agreement, the Exhibits and the Disclosure Schedule and the certificates delivered in accordance with Sections
5.3 and 6.3, as the same may be amended from time to time in accordance with the terms hereof.

      "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

      "Benefit Plan" means any Plan established by the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

      "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

      "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company and the Subsidiaries taken as a whole.

      "Claim Notice" means written notification pursuant to Section 8.2(a) of a Third Party Claim as to which indemnity under Section 8.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, on the Indemnified Parties and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under
Section 8.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

      "Class A Common Stock" has the meaning ascribed thereto in Section 2.3.

      "Closing" means the closing of the transactions contemplated by Section
1.3.

      "Closing Date" means the date on which the Closing actually occurs which date shall be (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 5.5 and 5.6 and Sections 6.5 and
6.6 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Common Stock" has the meaning ascribed thereto in Section 2.3.

      "Company" has the meaning ascribed to it in the forepart of this Agreement (and, unless the context otherwise requires, any predecessor of the Company).

      "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

      "Disclosure Schedule" means the schedules delivered to Purchaser by the Company herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company pursuant to this Agreement.

      "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.


      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

      "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

      "Indemnified Party" means any Person claiming indemnification under any provision of Article VIII.

      "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision in Article VIII.

      "Indemnity Notice" means written notification pursuant to Section 8.2(c) of a claim for indemnity under Article VIII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

      "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

      "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary (other than securities issued by any Subsidiary).

      "IRS" means the United States Internal Revenue Service.

      "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

      "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person, whether absolute, accrued, contingent (or based upon a contingency), known or unknown, fixed or otherwise, or whether due or to become due.

      "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including without limitation interest, reasonable expenses of investigation, court costs, reasonable fees and expense of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including without limitation reasonable fees and expenses of attorneys, incurred in connection with (i) the investigation or defenses of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise). Also included within the meaning of Loss shall be the diminution in value to Purchaser's investment hereunder resulting from payments pursuant to
Article VIII.

      "New York City Advanced Technology Company" means any company which satisfies the following criteria: (i) the chief executive office or other senior-level managerial office is in New York City and (ii) (A) for a company with fifty (50) or fewer full-time employees, at least seventy-five percent (75%) of the company's full-time employees are persons required to pay New York City income tax (resident or nonresident) or (B) for a company with more than fifty (50) full-time employees, at least forty (40) of the company's full-time employees, plus fifty percent (50%) of the company's full-time employees in excess of fifty (50) employees, are persons required to pay New York City income-tax (resident or nonresident).


      "Note" has the meaning ascribed to it in Section 1.1.

      "Operative Agreements" means the Note and any support or other agreements to be entered into in connection with the transactions contemplated by this Agreement.

      "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers of such Person.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not impair the value or marketability of the property subject to such Lien or interferes with the use of such property in the conduct of the business of the Company or any Subsidiary and which do not secure obligations for money borrowed.

      "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

      "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      "Preferred Stock" has the meaning ascribed to it in Section 2.3.

      "Purchase Price" has the meaning ascribed to it in Section 1.2.

      "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

      "Representatives" means, with respect to any Person, such Person's officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

      "Resolution Period" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

      "SBA" means the U.S. Small Business Administration.

      "SBA Act" means the Small Business Act of 1953, as amended, and the Small Business Act of 1958, as amended.

      "SBA Regulations" means the rules and regulations of the SBA promulgated under the SBA Act (13 CFR 107 et seq.; and 13 CFR 121 et seq. collectively).

      "SBIC" means a Small Business Investment Company licensed by the SBA under
Section 301(c) of the Small Business Investment Act of 1958, as amended.

      "SEC" means the Securities and Exchange Commission.

      "SEC Documents" has the meaning ascribed to it in Section 2.7

      "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

      "Tax Losses" has the meaning ascribed to it in Section 2.10(i).

      "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

      "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

      "Third Party Claim" has the meaning ascribed to it in Section 8.2(a).

      (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified

Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:


                    Prospect Street NYC Discovery Fund, L.P.
                    250 Park Avenue, 17th Floor
                    New York, NY 10177
                    Facsimile No.: (914)490-1566
                    Attn: Ronald D. Celmer
                    with a copy to:

                    Morgan, Lewis & Bockius
                    101 Park Avenue
                    New York, NY 10178
                    Facsimile No.: (212) 309-6273
                    Attn: Ira White, Esq.

                  If to Seller, to:

                    Skyline Multimedia Entertainment, Inc.
                    Empire State Building
                    350 Fifth Avenue
                    Suite 612
                    New York, NY 10118
                    Facsimile No.: (212)564-0652
                    Attn: Zalman Silber

                    with a copy to:

                    Rosenman & Colin
                    575 Madison Avenue
                    New York, New York 10022
                    Fax: 212-940-8776

                    Attn: Neil S. Belloff, Esq.

All such notices, requests and other communcations will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      10.2 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      10.3 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 4.2), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses.

      10.4 Public Announcements. At all times at or before the Closing, the Company and Purchaser will not issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public statement or release from the other party and such statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required statement or release and promptly furnish the other party with a copy thereof. The Company and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

      10.5 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative or partner of the Purchaser), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed a1l notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      10.6 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the Company shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Preferred Stock in Purchaser and otherwise to cause the Company to fulfill its obligations under this Agreement and the Operative Agreements to which it is a party.

      10.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      10.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      10.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article VIII.

      10.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      10.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit provisions hereof.

      10.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                      SKYLINE MULTIMEDIA ENTERTAINMENT, INC.

                                      By:  /s/ Zalman Silber
                                         ---------------------------------
                                         Name:
                                         Title:







                                      PROSPECT STREET NYC DISCOVERY FUND, L.P.

                                      By: Prospect Street Discovery Fund, Inc.,
                                          its General Partner

                                      By:
                                         ----------------------------------
                                         Name:
                                         Title: